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                                                               EXHIBIT 99.1

NAB ASSET CORP. ANNOUNCES INVESTMENT IN MORTGAGE PORTFOLIO
SERVICES INC. AND CARS USA INC.

DALLAS--NAB Asset Corp. (NASDAQ:NABC) Wednesday announced that it has acquired majority ownership and control of Mortgage Portfolio Services Inc.
(MPS).

MPS is a mortgage banking company with headquarters in Dallas that specializes in the purchase, origination and servicing of residential mortgage loans that do not meet traditional secondary market guidelines due to credit or employment history of borrower, debt to income ratios, or nature of the collateral.

MPS began funding mortgages in May and has closed $1.35 million in loans through June 30, 1996.

NAB acquired 80 percent of the voting common stock of MPS for a purchase price of $300,000 from Consumer Portfolio Services Inc., a principal stockholder of NAB. NAB also acquired $2.25 million of MPS preferred stock through conversion of debt to equity and contributed approximately $250,000 to the capital of MPS. The remaining common stock of MPS is owned by its management.

NAB also announced that it has acquired preferred stock and 80 percent of the voting common stock of CARS USA Inc. (CARS) for an aggregate purchase price of $500,000. The CARS preferred stock acquired by NAB provides for cumulative dividends at the rate of 6 percent per annum and has a liquidation preference over the CARS common stock equal to the purchase price of the CARS preferred stock plus any accrued and unpaid dividends.

NAB further stated that it has agreed to loan CARS $1 million in the form of a 10-year subordinated note that will bear interest at an annual rate of 10 percent.

CARS is a newly formed company that will acquire and operate franchised automobile dealerships for both new and used vehicles. CARS will utilize the extensive experience of its executive team in sub prime auto lending to serve the dealerships in reaching a broad market of purchasers. CARS is in negotiation for the acquisition of its first dealership, which it anticipates will be completed by the end of July 1996.

Mike Caton, president and chief operating officer of NAB, stated "I believe that the equity investments in MPS and CARS present good opportunities for NAB to further develop its strategy of establishing independent, yet complementary business units that are focused on consumer needs for housing, automobiles and related financial services."

For further information, contact Michael W. Caton, president and chief operating officer of NAB, at 706/579-2777.

CONTACT: NAB Asset Corp. Michael W. Caton, 706/579-2777.

"Copyright(c) 1996, Business Wire"
"Provided by Dow Jones & Company, Inc."
Business Wire, 7/17, 8:22 AM
NABC